UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 31, 2010
Date of report (Date of earliest event reported)

American Dairy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	001-32473	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, China 100016
(Address of principal executive offices, including Zip Code)

+86 (10) 8457-4688
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

Effective July 31, 2010, Ms. Hui-Lan “Tracy” Lee resigned as a director of American Dairy, Inc. (the “Company”).  Ms. Lee’s resignation was not related to any disagreement or dispute with the Company.  A copy of the resignation letter from Ms. Lee dated July 31, 2010 is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Appointment of New Director

Effective August 1, 2010, the Board of Directors of the Company (the “Board”) appointed Sean Shao as a director of the Company.  Mr. Shao will serve as the Chair of the Audit Committee of the Board, and he will also serve as a member of the Compensation and the Nominating/Corporate Governance Committees of the Board.  The Board has determined that Mr. Shao is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.  As a director, Mr. Shao may participate in the Company’s compensation arrangements, plans, policies and procedures available to directors and described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended.

In addition, in connection with the appointment, the Company and Mr. Shao entered into an outside director agreement, pursuant to which the Company agreed to pay Mr. Shao a monthly amount of $3,000, net of any applicable withholdings, and, subject to approval by the Compensation Committee of the Board, to issue to Mr. Shao an option to purchase 12,000 shares of the Company’s common stock pursuant to the Company’s 2009 Stock Incentive Plan, vesting in four equal amounts on each three-month anniversary of the effective date of the agreement.  The foregoing description of the outside director agreement, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Biographical Information of New Director

Certain biographical and related information regarding Sean Shao is as follows:

Sean Shao has been a member of our Board since August 2010.  Mr. Shao currently serves as a member of the board of directors of AsiaInfo-Linkage, Inc., a Chinese telecommunications software solutions company, where he has served since July 2010, China Medicine Corporation, a Chinese medicine distributor and developer, where he has served since May 2010, Chairman of the Nominating Committee of Agria Corporation, a Chinese agricultural company, where he has served since November 2008, and Chairman of the Audit Committee of each of Renhuang Pharmaceuticals Inc., a Chinese pharmaceutical company, where he has served since April 2010, China Recycling Energy Corporation, a Chinese energy recycling system design company, where he has served since October 2009, Yongye International, Inc., a Chinese agricultural company, where he has served since April 2009, China Nuokang Bio-Pharmaceutical, Inc., a Chinese biopharmaceutical company, where has served since September 2008, Mr. Shao served as the chief financial officer of Trina Solar Limited, a Chinese alternative energy company, from August 2006 to June 2008, Mr. Shao served as the chief financial officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006. Mr. Shao served as the chief financial officer of Watchdata Technologies Ltd., a Chinese security software company from August 2004 to September 2005.  He previously worked at Deloitte & Touche CPA Ltd. for approximately a decade.  Mr. Shao received his master’s degree in healthcare administration from the University of California, Los Angeles and his bachelor’s degree in art from East China Normal University. Mr. Shao is a member of the American Institute of Certified Public Accountants.  Mr. Shao has extensive experience as an independent director and as an executive officer in U.S. public companies operating in China and provides the Board with valuable insight in public company accounting and corporate finance.

The Board and Mr. Shao have each considered carefully the demanding role and responsibilities and the time commitment attendant to serving as a member of the Board and its Audit, Compensation and Nominating/Corporate Governance Committees.  Although Mr. Shao serves on the audit committee of more than three public companies other than the Company, the Board has determined that such simultaneous service would not impair the ability of Mr. Shao to effectively serve on the Audit Committee of the Board.

Item 7.01                      Regulation FD Disclosure.

On August 5, 2010, the Company issued a press release announcing the resignation of Ms. Lee from the Board and the appointment Mr. Shao to the Board.  A copy of the Company’s press release is furnished herewith as Exhibit 99.2.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Outside Director Agreement by and between the Company and Sean Shao, dated August 1, 2010
99.1	Resignation letter from Hui-Lan (Tracy) Lee dated July 31, 2010
99.2	American Dairy, Inc. press release announcing resignation and appointment of director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DAIRY, INC.

By:	/s/ Jonathan H. Chou
Jonathan H. Chou
Chief Financial Officer

Date: August __, 2010

INDEX TO EXHIBITS

Exhibit	Description
10.1	Outside Director Agreement by and between the Company and Sean Shao, dated August 1, 2010
99.1	Resignation letter from Hui-Lan (Tracy) Lee dated July 31, 2010
99.2	American Dairy, Inc. press release announcing resignation and appointment of director